Filed Pursuant to Rule 424(b)(2)

File No. 333-204124

Pricing Supplement No. 142

Dated: September 9, 2015

(To Prospectus dated May 13, 2015 and Prospectus Supplement dated May 13, 2015)

CALCULATION OF REGISTRATION FEE

Class of securities offered	Medium-Term Senior Notes, Series F
Aggregate offering price	$500,000,000
Amount of registration fee	$58,100*

*The filing fee of $58,100 is calculated in accordance with Rule 457(r) of the Securities Act of 1933.

This Pricing Supplement consists of 4 pages.

AMERICAN EXPRESS CREDIT CORPORATION

Medium-Term Senior Notes, Series F

Due Nine Months or More from Date of Issue

Principal Amount or Face Amount: $500,000,000

Issue Price: 100.000%, plus accrued interest, if any, from September 14, 2015

Proceeds to Company on original issuance:  $498,250,000 (before expenses)

Commission: $1,750,000 (0.350%)

Agent:

☒	Barclays Capital Inc.
☐	BNY Mellon Capital Markets, LLC
☐	CastleOak Securities, L.P.
☒	Citigroup Global Markets Inc.
☐	Credit Suisse Securities (USA) LLC
☐	Deutsche Bank Securities Inc.
☐	Goldman, Sachs & Co.
☒	HSBC Securities (USA) Inc.
☐	J. P. Morgan Securities LLC
☐	Lebenthal & Co., LLC
☒	Lloyds Securities Inc.
☐	Merrill Lynch, Pierce, Fenner & Smith Incorporated
☐	Mischler Financial Group, Inc.
☒	Mitsubishi UFJ Securities (USA), Inc.
☐	Mizuho Securities USA Inc.
☒	RBC Capital Markets, LLC
☐	RBS Securities Inc.
☐	Samuel A. Ramirez & Company, Inc.
☒	SMBC Nikko Securities America, Inc.
☐	TD Securities (USA) LLC
☐	UBS Securities LLC
☐	U.S. Bancorp Investments, Inc.
☐	Wells Fargo Securities, LLC
☒	The Williams Capital Group, L.P.
☒	Other: nabSecurities, LLC
RedTail Capital Markets, LLC

1

Agent	Amount
Barclays Capital Inc.	$100,000,000
Citigroup Global Markets Inc.	$100,000,000
HSBC Securities (USA) Inc.	$100,000,000
RBC Capital Markets, LLC	$100,000,000
Lloyds Securities Inc.	$23,750,000
Mitsubishi UFJ Securities (USA), Inc.	$23,750,000
nabSecurities, LLC	$23,750,000
SMBC Nikko Securities America, Inc.	$23,750,000
RedTail Capital Markets, LLC	$2,500,000
The Williams Capital Group, L.P.	$2,500,000
Total	$500,000,000

Agents’ capacity on original issuance:	☐ As Agent
☒ As Principal

If as principal:

☐ The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

☒ The Notes are being offered at a fixed initial public offering price of 100.000% of Principal Amount or Face Amount.

Form of Note: ☒ Global ☐ Definitive

Trade Date:	September 9, 2015

Original Issue Date:	September 14, 2015

Stated Maturity:	September 14, 2020

Specified Currency (if other than U.S. Dollars): N/A

Authorized Denominations: Minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof

Interest Payment Dates: Interest on the notes is payable on March 14, June 14, September 14 and December 14 of each year, beginning December 14, 2015; subject to adjustment in accordance with the modified following business day convention.

First Interest Payment Date: December 14, 2015

Indexed Principal Note: ☐ Yes (See Attached) ☒ No

Type of Interest Rate: ☐ Fixed Rate ☒ Floating Rate ☐ Indexed Rate (See Attached)

Interest Rate (Fixed Rate Notes): N/A

Initial Interest Rate (Floating Rate Notes): TBD

Base Rate:	☐	CD Rate	☐	Commercial Paper Rate
	☐	EURIBOR	☐	Federal Funds Rate
	☒	LIBOR	☐	Treasury Rate
	☐	Prime Rate	☐	Other (See Attached)

Calculation Agent: The Bank of New York Mellon

Computation of Interest:

☐	30 over 360	☐	Actual over Actual
☒	Actual over 360	☐	Other (See Attached)

Interest Reset Dates: Quarterly on the 14th day of each March, June, September and December; subject to adjustment in accordance with the modified following business day convention.

Rate Determination Dates: Second London banking day prior to applicable Interest Reset Date

Index Maturity: 90 days

Spread (+/-): +105 basis points

Spread Multiplier: None

Change in Spread, Spread Multiplier or Fixed Interest Rate prior to Stated Maturity:

☐ Yes (See Attached)	☒	No

Maximum Interest Rate: None

Minimum Interest Rate: None

Amortizing Note: ☐ Yes (See Attached)	☒	No

Optional Redemption:  ☒  Yes  ☐ No

Optional Redemption Dates:	On or after the date that is 31 days prior to maturity
Redemption Prices:	100% of the principal amount of the notes being redeemed, together with any accrued and unpaid interest thereon to, but excluding, the date fixed for redemption
Redemption:	☐ In whole only and not in part
☒ May be in whole or in part

Optional Repayment:  ☐  Yes  ☒  No

Optional Repayment Dates:	N/A
Optional Repayment Prices:	N/A

Discount Note:  ☐  Yes  ☒  No

Total Amount of OID:	N/A
Bond Yield to Call:	N/A

Yield to Maturity:  N/A

CUSIP: 0258M0DY2

ISIN: US0258M0DY27

DESCRIPTION OF THE NOTES:

The description in this Pricing Supplement of the particular terms of the Medium-Term Senior Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Notes set forth in the accompanying Prospectus dated May 13, 2015 and Prospectus Supplement dated May 13, 2015 to which reference is hereby made.

PLAN OF DISTRIBUTION

Selling Restrictions

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the dealers are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.